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Exhibit 5.1

September 15, 2003

Community First Bankshares, Inc.
520 Main Avenue
Fargo, North Dakota 58124-0001

  Re:
  Opinion of Counsel as to Legality of Shares of Common Stock to be Registered Under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended on Form S-8 of 1,900,000 shares of Common Stock, $.01 par value ("Common Stock"), of Community First Bankshares, Inc. (the "Company") offered pursuant to the Company's 1996 Stock Option Plan (the "Option Plan") and 1,000,000 shares of Common Stock offered pursuant to the Company's 401(k) Retirement Plan (the "401(k) Plan"). These shares are in addition to the 4,000,000 shares offered pursuant to the Option Plan and registered on a previous Registration Statement on Form S-8 (File No. 333-52071) and the 2,000,000 shares offered pursuant to the 401(k) Plan and registered on previous Registration Statements on Form S-8 (File Nos. 33-48160 and 333-52071).

        As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 1,900,000 and 1,000,000 shares of Common Stock to be offered by the Company under the Option Plan and 401(k) Plan, respectively, will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

        The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

Very truly yours,
/s/ LINDQUIST & VENNUM P.L.L.P.

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  Exhibit 5.1